Exhibit 99.1

News Release

Contact:	Joey Iske
Director of Investor Relations
708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reaches Agreement to Settle Shareholder Lawsuit

CHICAGO, March 17, 2003 — Methode Electronics, Inc. (Nasdaq: METHA) today announced it has signed a memorandum of understanding with the plaintiff of the previously announced Class A shareholder lawsuit relating to the proposed tender offer by Methode to purchase all of the outstanding shares of its Class B common stock at a price of $20.00 per share, as provided for in an Agreement dated August 19, 2002 and amended December 26, 2002 between Methode, certain members of the McGinley family and certain of their affiliates.

Pursuant to the terms of the memorandum of understanding, Methode agreed, among other things, to the following stipulations.  First, Methode will only proceed with the proposed tender offer if it is approved by a majority of the shares of Methode’s Class A common stock present in person or by proxy at a special meeting (excluding shares held by the McGinley family members and their affiliates).  Second, Methode will make certain disclosures in the proxy statement to be delivered to shareholders in connection with the special meeting requested by plaintiff.  Third, if the tender offer is consummated, Methode will declare a special dividend of $0.04 per Class A share to the Class A shareholders within 60 days.  If the tender offer is not consummated, this special dividend will not be declared or paid.

The memorandum of understanding also provides for the dismissal of the litigation with prejudice and release of claims against all defendants.  The settlement provided for in the memorandum of understanding is contingent upon, among other things, the approval of the tender offer by the Class A shareholders described above and approval by the Court.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.